Exhibit 5.1

601 Lexington Avenue New York, New York 10022
(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

October 29, 2014

Charter Communications, Inc.

CCO Holdings Capital Corp.

CCO Holdings, LLC

CCOH Safari, LLC

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Charter Communications, Inc., a Delaware corporation (the “Company”), CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), CCO Holdings, LLC, a Delaware limited liability company (“CCO Holdings”), and CCOH Safari, LLC, a Delaware limited liability company (together with CCOH Capital and CCO Holdings, the “Issuers”), in connection with the proposed registration by the Issuers of the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), of an unspecified amount of unsecured senior debt securities (the “Securities”) to be issued by the Issuers and guaranteed by the Company (the “Guarantee”)

As such counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws and operating agreement of the Issuers and the Company, as applicable, (ii) the registration statement (the “Registration Statement”) to which this letter is an exhibit, (iii) the form of indenture attached as Exhibit 4.1 to the Registration Statement (the “Indenture”), and (iv) forms of the Securities.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Company. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers and the Company.

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Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Securities are duly authorized for issuance by and executed by any Issuer and the Guarantee is authorized and executed by the Company, (ii) the Indenture has been duly authorized and executed by the Issuers and the Company, and (iii) the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and paid for pursuant to the documents governing their issuance and sale, (1) the Securities will be validly issued and binding obligations of the Issuers and (2) the Guarantee will be a validly issued and binding obligation of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture, the Securities and the Guarantee and the performance by the Issuers and the Company of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Issuer or the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP